Contact:	Michael Kirshbaum	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FISCAL YEAR 2009 SECOND QUARTER RESULTS

Company Reports Quarterly Revenue of $57.6 million, Earnings per Diluted Share of $0.32 and Contract Value of $230.6 million; Announces New Program Launch

WASHINGTON, D.C. — (November 5, 2008) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the second quarter of its fiscal year ending March 31, 2009. Revenue for the quarter increased 7% to $57.6 million, from $54.0 million in the second quarter of fiscal 2008. Net income was $5.4 million, or $0.32 per diluted share, compared to $8.5 million, or $0.45 per diluted share, for the same period a year ago. Contract value grew 6% to $230.6 million as of September 30, 2008, up from $217.5 million as of September 30, 2007.

For the six months ended September 30, 2008, revenue increased 9% to $114.8 million, from $105.1 million for the six months ended September 30, 2007. Net income for the six months ended September 30, 2008 was $11.7 million, or $0.68 per diluted share, compared to $15.6 million, or $0.83 per diluted share, for the same period a year ago.

Robert Musslewhite, Chief Executive Officer of The Advisory Board Company, commented, “Our overall performance for the quarter was in line with our expectations given the current macroeconomic environment. While we are seeing strong performance in program utilization, research quality metrics and renewal rates, the new business environment continues to be challenging due to member uncertainty about the budget outlook for 2009. As a result, the team is working hard to emphasize the strong financial impact of our best practice research and to ensure superior sales execution and new program introductions to set up future growth.”

Mr. Musslewhite added, “I am also pleased to announce our latest launch, the Patient Registration Performance Program. This program provides a comprehensive toolkit to assist health systems in improving their front-end revenue cycle performance through the proactive management of the patient registration process. Through best practice research, performance benchmarking data, and a robust, web-based analytical tool, the program assists members in creating an infrastructure to hardwire accountability for this critical point of the revenue cycle process. The membership allows the participating institutions to achieve measurable financial gains through enhanced cash acceleration and staff efficiency, as well as reduced avoidable denials, which vastly improve overall collections performance. We have already established a strong charter membership for the program, including Tri-City Medical Center, Cheyenne Regional Medical Center, Munroe Regional Medical Center, and West Jefferson Medical Center. The program is off to a good start, and we are very excited about its potential.”

Share Repurchase

During the three months ended September 30, 2008, the Company repurchased 1,086,517 shares of its common stock at a total cost of approximately $34.5 million. To date, the Company has repurchased 6,400,445 shares of its common stock at a total cost of approximately $285.9 million.

Outlook for the Remainder of Calendar Year 2008

For the quarter ending December 31, 2008, the Company expects revenue in a range of approximately $59.2 million to $60.0 million, and earnings per diluted share in a range of approximately $0.36 to $0.39. Included in the earnings per diluted share estimates is approximately $0.14 to $0.15 of share-based compensation and related expense for the three months ending December 31, 2008.

Web and Conference Call Information

The Company will hold an investor conference call to discuss its second quarter performance this evening, November 5, 2008, at 6:00 p.m. Eastern Standard Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section titled “Investor Relations” found under the tab “The Firm.” To participate by telephone, the dial-in number is 800.259.0251 and the access code is 76841343. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 8:00 p.m. Wednesday, November 5, until 8:00 p.m. Wednesday, November 12, 2008.

About The Advisory Board Company

The Advisory Board Company provides best practices research, analysis, executive education and leadership development, decision support tools and installation support services primarily to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete programs to a membership of more than 2,700 organizations, including leading hospitals, health systems, pharmaceutical and biotech companies, health care insurers, medical device companies, universities and other education institutions. Members of each program are typically charged a fixed annual fee and have access to an integrated set of services that may include best practice research studies, executive education seminars, customized research briefs, decision support tools, and web-based access to the program’s content database.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on information available to the Company as of November 5, 2008, the date of this news release, as well as the Company’s current projections, forecasts and assumptions, and involve risks and uncertainties. You are hereby cautioned that these statements may be affected by certain factors, including those set forth below. Consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership-based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results, possible volatility in the Company’s stock price, the impact on our financials associated with some of our newer programs that are more dependent upon technology, share-based compensation expense under SFAS No. 123R including the effect of the amount, type and timing of future stock-based compensation grants, and various factors related to income and other taxes, including whether the District of Columbia withdraws the Company’s status as a Qualified High-Tech Company, as well as those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Company’s website at www.advisoryboardcompany.com in the “Investor Relations” section and at the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s report on Form 10-Q for the fiscal quarter ended September 30, 2008, which will be filed with the SEC in November 2008.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements made in this news release, which speak only as of the date of this news release, and the Company does not undertake to update these statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

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	THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
AND OTHER OPERATING STATISTICS
(In thousands, except per share data)
	Three Months Ended		Selected	Six Months Ended		Selected
	September 30,		Growth	September 30,		Growth
	2008	2007	Rates	2008	2007	Rates
Statements of Income
Revenue	$57,625	$54,029	6.7%	$114,842	$105,133	9.2%

Cost of services (1)	28,993	24,380		57,547	48,668
Member relations and marketing (1)	13,058	11,173		25,456	21,785
General and administrative (1)	7,214	6,350		14,109	12,703
Depreciation and amortization	1,327	883		2,410	1,650
Income from operations	7,033	11,243	-37.4%	15,320	20,327	-24.6%
Interest income and other	948	1,554		2,152	3,091
Income before
provision for income
taxes	7,981	12,797		17,472	23,418
Provision for income taxes	(2,578)	(4,261)		(5,739)	(7,801)
Net income	$5,403	$8,536	-36.7%	$11,733	$15,617	-24.9%

Earnings per share
Basic	$0.32	$0.47		$0.68	$0.86
Diluted	$0.32	$0.45	-28.9%	$0.68	$0.83	-18.1%
Weighted average common shares outstanding
Basic	16,922	18,090		17,143	18,100
Diluted	16,989	18,808		17,352	18,802
Contract Value (at end of period)	$230,636	$217,530	6.0%
Percentages of Revenue
Cost of services (1)	50.3%	45.1%		50.1%	46.3%
Member relations and marketing (1)	22.7%	20.7%		22.2%	20.7%
General and administrative (1)	12.5%	11.8%		12.3%	12.1%
Depreciation and amortization	2.3%	1.6%		2.1%	1.6%
Income from operations	12.2%	20.8%		13.3%	19.3%
Net income	9.4%	15.8%		10.2%	14.9%

(1) Effective April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), which provides the accounting rules for share-based compensation. During the three and six months ended September 30, 2008, the Company recognized approximately $1.2 million and $2.2 million in cost of services, approximately $0.6 million and $1.2 million in member relations and marketing, and approximately $1.7 million and $3.0 million in general and administrative expense for share-based compensation related to the adoption of SFAS No. 123R and in employer taxes associated with the exercise of employee stock options and the vesting of restricted stock units. During the three and six months ended September 30, 2007, the Company recognized approximately $1.2 million and $2.4 million in cost of services, approximately $0.7 million and $1.5 million in member relations and marketing, and approximately $1.6 million and $3.2 million in general and administrative expense for share-based compensation related to the adoption of SFAS No. 123R and in employer taxes associated with the exercise of employee stock options and the vesting of restricted stock units. The Company has recorded all these expenses in the same line items as other compensation paid to the relevant categories of employees.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
	September 30,	March 31,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,011	$17,907
Marketable securities	7,123	8,085
Membership fees receivable, net	99,250	81,538
Prepaid expenses and other current assets	2,705	3,860
Deferred income taxes, net	8,056	12,730
Total current assets	131,145	124,120
Property and equipment, net	32,984	22,897
Intangible assets, net	4,500	1,248
Goodwill	25,721	5,426
Deferred incentive compensation and other charges	21,626	22,208
Deferred income taxes, net of current portion	6,183	5,142
Marketable securities	66,852	124,073
Total assets	$289,011	$305,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$134,968	$134,465
Accounts payable and accrued liabilities	30,431	26,994
Accrued incentive compensation	6,177	10,032
Total current liabilities	171,576	171,491
Long-term deferred revenue	15,236	9,682
Other long-term liabilities	1,312	1,412
Total liabilities	188,124	182,585

Stockholders’ equity:
Common stock	217	215
Additional paid-in capital	228,758	217,170
Retained earnings	124,757	113,024
Accumulated elements of comprehensive income	(118)	1,540
Treasury stock	(252,727)	(209,420)
Total stockholders’ equity	100,887	122,529

Total liabilities and stockholders’ equity	$289,011	$305,114

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Six Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$11,733	$15,617
Adjustments to reconcile net income to net cash provided by
operating activities :
Depreciation and amortization	2,410	1,650
Amortization of intangible assets	402	122
Deferred income taxes	797	7,316
Excess tax benefits from stock-based awards	(291)	(3,140)
Stock-based compensation expense	6,333	6,864
Amortization of marketable securities premiums	410	388
Changes in operating assets and liabilities:
Member fees receivable	(9,298)	(10,919)
Prepaid expenses and other current assets	1,172	431
Deferred incentive compensation and other charges	582	(3,650)
Deferred revenue	2,136	2,016
Accounts payable and accrued liabilities	(128)	1,004
Accrued incentive compensation	(3,855)	(3,315)
Other long-term liabilities	(100)	258

Net cash flows provided by operating activities	12,303	14,642

Cash flows from investing activities:
Purchases of property and equipment	(9,608)	(4,132)
Capitalized external use software development costs	(455)	(171)
Cash paid for acquisition, net of cash acquired	(18,592)	—
Redemption of marketable securities	62,810	19,875
Purchases of marketable securities	(7,579)	(9,173)
Net cash flows provided by investing activities	26,576	6,399

Cash flows from financing activities:
Proceeds from issuance of common stock from exercise of stock options	421	9,634
Withholding of shares to satisfy minimum employee tax withholding	(390)	(266)
Proceeds from issuance of common stock under employee stock purchase plan	210	226
Excess tax benefits from stock-based awards	291	3,140
Purchases of treasury stock	(43,307)	(29,798)
Net cash flows used in financing activities	(42,775)	(17,064)

Net (decrease) increase in cash and cash equivalents	(3,896)	3,977
Cash and cash equivalents, beginning of period	17,907	13,195
Cash and cash equivalents, end of period	$14,011	$17,172